Exhibit 3.1

Amendment No. 2 to Rights Agreement

August 1, 2008

Computershare Trust Company, N.A.

1745 Gardena Avenue

Glendale, CA 91204

Attention:  Richard Brown

Re:  Amendment No. 2 to Rights Agreement

Ladies and Gentlemen:

Pursuant to Section 27 of the Rights Agreement (the “Rights Agreement”), dated as of August 4, 1998, between The Cheesecake Factory Incorporated, a Delaware corporation (the “Corporation”), and Computershare Trust Company, N.A. (successor rights agent to U.S. Stock Transfer Corporation) as rights agent, the Corporation hereby amends the Rights Agreement as follows:

1.             Section 2 of the Rights Agreement is hereby amended to add the following to the end of the last sentence thereof:

“, upon ten (10) days’ prior written notice to the Rights Agent.  The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent.”

2.             Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

(a)           Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the total number of one one-hundredth of a Preferred Share (or other securities, as the case may be) as to which such surrendered Rights are exercised, at or prior to the earliest of (i) the close of business on August 4, 2018 (the “FINAL EXPIRATION DATE”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “REDEMPTION DATE”), or (iii) the time at which the Rights are exchanged as provided in Section 24 hereof.

3.             Section 18 of the Rights Agreement is hereby amended to delete the term “negligence” and replace it in its entirety with “gross negligence”.

4.             Section 21 of the Rights Agreement is hereby amended as follows:

(a)           insert the term, “, including its Affiliates” after “surplus” and before “of” in the fifth sentence thereof;

(b)           delete the term “$100,000.00” and replace it with “$50,000.00” in the fifth sentence thereof; and

(c)           insert the following new sentence after the existing second sentence thereof:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”

5.             Section 26 of the Rights Agreement is hereby amended and restated in its entirety as follows:

Section 26.  NOTICES.  Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Corporation shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

The Cheesecake Factory Incorporated
26901 Malibu Hills Road
Calabasas Hills, California 91301
Attention:  General Counsel

Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Corporation or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Corporation) as follows:

Computershare Trust Company, N.A.
1745 Gardena Avenue
Glendale, CA 91204
Attention:  Richard Brown

Notices or demands authorized by this Agreement to be given or made by the Corporation or the Rights Agent to the holder of any Right Certificate or, if prior to the Distribution Date, to the holder of certificates representing Common Shares shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Corporation.

6.             The Rights Agreement is hereby amended to add a new Section 35, as follows:

“Section 35.  Force Majeure.  Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

7.             The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 2 to Rights Agreement, but shall remain in full force and effect.

8.             Capitalized terms used without other definition in this Amendment No. 2 to Rights Agreement shall be used as defined in the Rights Agreement.

9.             This Amendment No. 2 to Rights Agreement shall be deemed to be a contract made under the laws of the state of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

10.           This Amendment No. 2 to Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11.           This Amendment No. 2 to Rights Agreement shall be effective as of the date hereof, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement amended hereby. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 2 to Rights Agreement, respectively.

Very truly yours,

The Cheesecake Factory Incorporated

/s/ David Overton
Printed Name:	David Overton
Title:	Chairman of the Board and
Chief Executive Officer

Agreed and Accepted as of
the date hereof:

Computershare Trust Company, N.A.
(successor rights agent to U.S. Stock
Transfer Corporation)

By:	/s/ Kellie Gwinn
Printed Name:	Kellie Gwinn
Title:	Vice President